Deloitte


                                                      Deloitte & Touche LLP

                                                      Two World Financial Center
                                                      New York, NY 10281-1414
                                                      USA

                                                      Tel: +1 212 436 2000
                                                      Fax: +1 212 436 5000
                                                      www.deloitte.com


INDEPENDENT AUDITORS' REPORT


To the Board of Trustees of CM Advisers Family of Funds and Shareholders of CM Advisers Fund:

In planning and performing our audit of the financial statements of CM Advisers Fund (the "Fund") (a portfolio of CM Advisers Family of Funds) for the period from May 13, 2003 (date of initial public investment) through February 29, 2004 (on which we have issued our report dated April 23, 2004), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses as defined above for the period from May 13, 2003 (date of initial public investment) through February 29, 2004.

This report is intended solely for the information and use of management, the Board of Trustees of CM Advisers Family of Funds, Shareholders of the CM Advisers Fund, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/ Deloitte & Touche LLP
April 23, 2004



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